Exhibit 5.1

May 11, 2022
Fox Factory Holding Corp.
2055 Sugarloaf Circle, Suite 300
Duluth, Georgia 30097
Re:    Common Stock of Fox Factory Holding Corp.
Ladies and Gentlemen:
We have acted as counsel to Fox Factory Holding Corp., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 3,361,032 shares (“Shares”) of common stock, par value $0.001 per share, of the Company, under the Fox Factory Holding Corp. 2022 Omnibus Plan (the “Plan”) adopted by the board of directors of the Company (the “Board of Directors”) and approved by the Company's stockholders. The issuance of the Shares is being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.
In rendering the opinion set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of incorporation and bylaws of the Company, (ii) the Plan, (iii) resolutions of the Board of Directors approving the Plan and authorizing the issuance of the Shares, and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic, facsimile, electronic or otherwise reproduced copies, and (e) the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Company and (ii) statements and certifications of public officials and others.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when Shares have been issued and delivered by the Company in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.
The opinion expressed above is limited to the General Corporation Law of the State of Delaware. We do not express any opinion as to the laws of any other jurisdiction.
ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON LOS ANGELES MIAMI NEW YORK NORFOLK RALEIGH/DURHAM RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC

Fox Factory Holding Corp.
May 11, 2022

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Hunton Andrews Kurth LLP